Exhibit 10.1

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

BY AND AMONG MEREDITH CORPORATION,

MEREDITH HOLDINGS CORPORATION, and

GRAY TELEVISION, INC.

Dated May 3, 2021

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of May 3, 2021, is by and among Meredith Holdings Corporation, an Iowa corporation (“SpinCo”), Meredith Corporation, an Iowa corporation (the “Company” or “RemainCo”), and Gray Television, Inc., a Georgia corporation (“Parent”). Each of SpinCo, the Company, and Parent is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company, Parent, and Gray Hawkeye Stations, Inc., a Delaware corporation (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of May 3, 2021 (the “Merger Agreement”), providing for, among other things, the merger of the Company with and into Merger Sub, with the Company surviving such merger (the “Merger”) as a wholly-owned Subsidiary of Parent;

WHEREAS, in furtherance thereof the Company, SpinCo and Parent have entered into that certain Separation and Distribution Agreement, dated as of as of May 3, 2021 (the “Separation Agreement”);

WHEREAS, as contemplated by the Separation Agreement, the Company and SpinCo desire to enter into this Agreement to provide for the allocation of assets, Liabilities (as defined below), and responsibilities with respect to certain matters relating to employees, individual independent contractors and Directors (as defined below) (including employee compensation and benefit plans and programs) between them.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Separation Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

1.1 “2004 Plan” means the Amended and Restated Meredith Corporation 2004 Stock Incentive Plan.

1.2 “2014 Plan” means the Meredith Corporation 2014 Stock Incentive Plan.

1.3 “Adjusted Company Awards” means the Adjusted Company Options, the Adjusted Company RSUs and the Adjusted Company Share-Based Awards.

1.4 “Adjusted Company Option” has the meaning set forth in Section 5.2(a)(i).

1.5 “Adjusted Company RSU” has the meaning set forth in Section 5.2(c)(ii).

1.6 “Annual Management Incentive Plan” means the Meredith Corporation short-term incentive plan.

1.7 “Cash LTIP” means the Meredith Corporation cash based long-term incentive plan.

1.8 “CBAs” has the meaning set forth in Section 2.7.

1.9 “Closing Company Stock Price” has the meaning set forth in Section 5.2(a)(i)(2).

1.10 “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

1.11 “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

1.12 “Company Defined Contribution Plan” means the Meredith Corporation Savings and Investment Plan.

1.13 “Company Equity Plans” means the 2004 Plan, 2014 Plan and the Company Plan for Non-Employee Directors, each as amended from time to time.

1.14 “Company FSAs” has the meaning set forth in Section 4.3.

1.15 “Company Health and Welfare Plans” means the Meredith Corporation Consolidated Health and Welfare Plan, and any health and welfare plans sponsored and maintained by any of its Subsidiaries immediately prior to the Time of Distribution which provide group health, life, dental, accidental death and dismemberment, health care reimbursements, dependent care assistance and disability benefits.

1.16 “Company Replacement Plan” means the Meredith Corporation Replacement Benefit Plan, amended and restated as of January 1, 2001.

1.17 “Company Retirement Income Plan” means the Meredith Corporation Employees’ Retirement Income Plan, or “Cash Balance Plan,” as amended and restated effective as of December 31, 2020.

1.18 “Company Retirement Plans” means the Company Retirement Income Plan, the Company Replacement Plan and the Meredith Corporation Company Supplemental Plan.

1.19 “Company Supplemental Plan” means the Meredith Corporation Supplemental Benefit Plan, amended and restated as of January 1, 2001.

1.20 “Deferred Compensation Plans” means the Meredith Corporation Deferred Compensation Plan and the Time Inc. Deferred Compensation Plans.

1.21 “Director” means a member of the Board of Directors of the Company.

1.22 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

1.23 “Former Company Service Provider” means any individual whose employment or, in the case of an individual independent contractor or Director, service with Meredith Corporation or any of its respective Subsidiaries and Affiliates is or was terminated for any reason before the Time of Distribution, including all Former RemainCo Service Providers and Former SpinCo Service Providers.

1.24 “Former RemainCo Service Provider” means any Former Company Service Provider who was previously a RemainCo Service Provider or would have been a RemainCo Service Provider based on the services performed prior to termination.

1.25 “Former SpinCo Service Provider” means any Former Company Service Provider who is not a Former RemainCo Service Provider.

1.26 “Time Inc. Deferred Compensation Plans” mean the Deferred Compensation Plans assumed by the Company from Time Inc., including provisions applicable to amounts deferred prior to January 1, 2005.

1.27 “HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

1.28 “Meredith Corporation Deferred Compensation Plan” means the Meredith Corporation Deferred Compensation Plan, as amended and restated effective January 1, 2014, and amended as of December 31, 2020.

1.29 “Opening Company Stock Price” has the meaning set forth in Section 5.2(a)(i)(2).

1.30 “Opening SpinCo Stock Price” has the meaning set forth in Section 5.2(a)(i)(2).

1.31 “Option” when immediately preceded by “Company,” means an option to purchase shares of Company Common Stock granted by the Company prior to the Time of Distribution pursuant to a Company Equity Plan and, when immediately preceded by “SpinCo,” means an option to purchase shares of SpinCo Common Stock, which option is granted pursuant to the SpinCo Long Term Incentive Plan as part of the adjustment to Company Options as set forth in Section 5.2.

1.32 “Plan,” when immediately preceded by “Company,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including a Company Health and Welfare Plan, the Company Defined Contribution Plan and the Company Retirement Plan) for which the eligible classes of participants include current and/or former Directors and employees of the Company or its Subsidiaries (which may include current or former employees of SpinCo Group Members prior to the Time of Distribution) (and their eligible dependents), and when immediately preceded by “SpinCo,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including a SpinCo Health and Welfare Plan) for which the eligible classes of participants are limited to current and former employees (and their eligible dependents) of SpinCo or a SpinCo Group Member, notwithstanding that former Company employees may have vested accrued benefits or other rights under a Plan.

1.33 “RemainCo Business” means the business and operations conducted by the Local Media Group segment of the Company and its Subsidiaries, which owns and operates the broadcast television stations set forth on Schedule 1.1(b) of the Separation Agreement, prior to the Time of Distribution, provided, that for the avoidance of doubt, the RemainCo Business shall not include the business of operations conducted by the National Media Group segment of the Company and its Subsidiaries prior to the Time of Distribution.

1.34 “RemainCo Group” means, individually or collectively, as the case may be, RemainCo and RemainCo Group Members.

1.35 “RemainCo Group Member” means RemainCo and any entity that will be an Affiliate or Subsidiary of RemainCo immediately after the Effective Time.

1.36 “RemainCo Participant” means any individual who is a RemainCo Service Provider or a Former RemainCo Service Provider, and any beneficiary, dependent, or alternate payee of such individual, as the context requires.

1.37 “RemainCo Service Provider” means (i) any individual who primarily provides services to the RemainCo Business and, as of immediately prior to the Time of Distribution, is employed by or is an individual independent contractor for the Company or any of its Subsidiaries, including any individual on a leave of absence or on short-term disability and (ii) the individuals set forth on Schedule 1.37.

1.38 “Restricted Stock Unit,” when immediately preceded by “Company,” means a unit granted by the Company prior to the Time of Distribution pursuant to a Company Equity Plan representing a general unsecured promise by the Company to deliver a share of Company Common Stock (or its cash value), including those deferred under a Deferred Compensation Plan and when immediately preceded by “SpinCo,” means a unit granted by SpinCo representing a general unsecured promise by SpinCo to deliver a share of SpinCo Common Stock (or its cash value), which unit is granted pursuant to the SpinCo Long Term Incentive Plan as part of the adjustment to the Company Restricted Stock Units as set forth in Section 5.2.

1.39 “Retained Deferred Equity Awards” has the meaning set forth in Section 5.2(c)(ii).

1.40 “Share-Based Awards” when immediately preceded by “Company,” means each share of the Company’s restricted stock and each right of any kind, contingent or accrued, to receive shares of Common Stock or benefits measured in whole or in part by the value of a number of shares of Common Stock granted by the Company outstanding immediately prior to the Effective Time (including any stock equivalent units), other than Company Stock Options and Company Restricted Stock Units and when immediately preceded by “SpinCo,” means any such award granted by SpinCo representing a general unsecured promise by SpinCo to deliver shares of SpinCo Common Stock granted pursuant to the SpinCo Long Term Incentive Plan as part of the adjustment to the Company Share-Based Awards as set forth in Section 5.2.

1.41 “SpinCo Group” means, individually or collectively, as the case may be, SpinCo and SpinCo Group Members.

1.42 “SpinCo Group Member” means SpinCo and any entity that will be an Affiliate or Subsidiary of SpinCo immediately after the Effective Time.

1.43 “SpinCo Health and Welfare Plan” means the health and welfare plans sponsored and maintained by SpinCo or any of its Subsidiaries which provide group health, life, dental, accidental death and dismemberment, health care reimbursements, dependent care assistance and disability benefits.

1.44 “SpinCo Long Term Incentive Plan” means the new SpinCo Long Term Incentive Compensation Plan adopted by SpinCo prior to the Time of Distribution.

1.45 “SpinCo Participant” means any individual who is a SpinCo Service Provider or a Former SpinCo Service Provider (excluding any RemainCo Service Provider or Former RemainCo Service Provider), and any beneficiary, dependent, or alternate payee of such individual, as the context requires.

1.46 “SpinCo Service Provider” means any individual who as of immediately prior to the Time of Distribution, is employed by, is an individual independent contractor for, or is a Director of, the Company or any of its Subsidiaries, including any individual on a leave of absence or on short-term or long-term disability; provided, however, that no RemainCo Service Provider constitutes a SpinCo Service Provider.

1.47 “Tax Matters Agreement” means that certain Tax Matters Agreement, dated on or about the date hereof, by and between the parties hereto.

1.48 “Transition Services Agreement” means that certain Transition Services Agreement, dated on or about the date hereof, by and between the parties hereto.

ARTICLE II

TRANSFER OF SPINCO SERVICE PROVIDERS; GENERAL PRINCIPLES

2.1 Transfer of Employment and Service of Certain SpinCo Service Providers. The Company and SpinCo will each use reasonable best efforts to cause the employment of or, with respect to individual independent contractors, the engagement of, (i) each SpinCo Service Provider who is not employed by or, with respect to an individual independent contractor or Director, engaged by a SpinCo Group Member as of the date hereof; and (ii) any RemainCo Service Provider who is receiving benefits under a SpinCo Plan during any applicable approved leave of absence including on short-term disability at the Time of Distribution set forth on Schedule 2.1 (the “LOA RemainCo Employees”) to be transferred to a SpinCo Group Member prior to the Time of Distribution. In accordance with the Merger Agreement, the Company, SpinCo and its Subsidiaries, and any SpinCo Entities agree to cooperate with the transition of any RemainCo Service Providers or benefit plan matters with respect to the RemainCo Service Providers, including providing any background, personnel files, or other information that may be requested by the Parent or Merger Sub.

2.2 Assumption and Retention of Liabilities.

(a) The Company and SpinCo intend that all employment-related and, with respect to individual independent contractors or Directors, service-related Liabilities and rights associated with SpinCo Participants are to be assumed by SpinCo or a SpinCo Group Member, in each case, except as specifically set forth herein. Accordingly, as of the Time of Distribution, SpinCo or another member of the SpinCo Group hereby retains or assumes and agrees to pay, perform, fulfill, and discharge, except as expressly provided in this Agreement, (i) all Liabilities and rights arising under or related to the Company Plans and the SpinCo Plans with respect to any SpinCo Participant or Former SpinCo Participant, (ii) all employment or service-related Liabilities (including Liabilities relating to transfer of employment or service, terminations of employment or service and any deemed termination of employment or service) and rights with respect to all SpinCo Participants and (iii) any other Liabilities expressly transferred to SpinCo or a SpinCo Group member under this Agreement. In accordance with Section 7.2 hereof, SpinCo shall indemnify and hold harmless the Company and each RemainCo Group Member against any Liabilities or obligations allocated to, or retained or assumed by, SpinCo or any member of the SpinCo Group pursuant to this Agreement. Any and all Liabilities relating to any RemainCo Service Providers and Former RemainCo Service Providers, in each case except as specifically set forth herein, shall not be assumed by SpinCo and shall remain with and be retained by RemainCo.

(b) SpinCo shall use reasonable best efforts to cause any severance eligible Former RemainCo Employees (the “Severance Eligible Former RemainCo Employees”) and any LOA RemainCo Employees to remain on the applicable SpinCo Plan for the remainder of the applicable severance period or leave of absence, subject to reimbursement by the Company as set forth herein and in the Transition Services Agreement. SpinCo shall also use reasonable best efforts to cause any Former RemainCo Service Provider who is on SpinCo’s long-term disability plan, set forth on Schedule 2.2 (the “LTD Eligible RemainCo Employees”) to remain on such Plan after the Time of Distribution subject to reimbursement by the Company as set forth herein. Notwithstanding the foregoing, all Liabilities associated with the Severance Eligible Former RemainCo Employees and the LTD Eligible RemainCo Employees, except in connection with each such Severance Eligible RemainCo Employee and/or LTD Eligible Former RemainCo Employee remaining on the applicable SpinCo Plan, shall not be assumed by SpinCo and shall remain with and be retained by the Company. The Company will use reasonable best efforts to cause the LOA RemainCo Employees to become Continuing Employees (as defined in the Merger Agreement) after the applicable leave of absence expires and, except in connection with each such LOA RemainCo Employees remaining on the applicable SpinCo Plan, all Liabilities associated with the LOA RemainCo Employees shall not be assumed by SpinCo and shall remain with and be retained by the Company.

2.3 Sponsorship of the SpinCo Plans.

(a) Except as otherwise provided herein, effective no later than immediately prior to the Time of Distribution, the Company and SpinCo shall take such actions (if any) as are required to cause SpinCo or a SpinCo Group Member to assume sponsorship of, each Company Plan and each SpinCo Plan and for the Company to transfer and assign sponsorship of all Company Plans to SpinCo or a SpinCo Group Member.

(b) The transfer and assignment of sponsorship of the Company Plans to SpinCo or a SpinCo Group Member pursuant to this Section 2.3, Article III or other provisions of this Agreement is not intended to transfer or assign ultimate responsibility for the assets and Liabilities associated with the Company Plans with respect to any RemainCo Participants in a different manner from which they are allocated pursuant to Section 2.2, Article III or other provisions of this Agreement.

2.4 Reimbursements. From time to time after the Time of Distribution, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

2.5 Approval of Plan. (i) Prior to the Time of Distribution, the Company shall cause SpinCo to adopt the SpinCo Long Term Incentive Plan and (ii) at or prior to the Time of Distribution, the Company and SpinCo shall take all actions (including actions taken by the Company and/or any of its direct or indirect Subsidiaries as shareholder(s) of SpinCo) as may be necessary or applicable to approve the SpinCo Long Term Incentive Plan and any non-qualified deferred compensation plan under which equity awards may be granted or will be outstanding after the Time of Distribution in order to satisfy the requirements of the applicable rules and regulations of the NYSE.

2.6 Delivery of Shares; Registration Statement. From and after the Time of Distribution, SpinCo shall have sole responsibility for delivery of shares of SpinCo Common Stock pursuant to awards issued under a SpinCo Plan in satisfaction of any obligations to deliver such shares under the SpinCo Plans and shall do so without compensation from any RemainCo Group Member. SpinCo shall cause a registration statement on Form S-8 (or other appropriate form) to be filed with respect to such issued or issuable shares prior to the Time of Distribution and shall cause such registration to remain in effect for so long as there may be an obligation to deliver SpinCo shares under such SpinCo Plans.

2.7 Labor Relations. To the extent required by applicable Law or any agreement with a labor union or similar employee organization, SpinCo shall, or shall cause the applicable member of the SpinCo Group to, provide notice, engage in consultation and take any similar action which may be required on its part in connection with the consummation of the transactions contemplated by the Separation Agreement. Effective no later than immediately prior to the Time of Distribution, (a) SpinCo shall, or shall cause the applicable member of the SpinCo Group to, assume the collective bargaining agreements (collectively, the “CBAs”) that cover SpinCo Participants (including the obligation to honor the terms and conditions thereof and any obligations thereunder requiring a successor to recognize a particular labor union as authorized representative and bargaining agent of an employee group or for any other purpose), (b) SpinCo (or the applicable member of the SpinCo Group) shall be the “Employer” for purposes of each such CBA, and (c) the SpinCo Group shall have sole responsibility for all Liabilities arising under or related to the CBAs.

2.8 Assumption of Employment Agreements. Effective no later than immediately prior to the Time of Distribution, the Company shall assign to SpinCo or a SpinCo Group Member, and the Company and SpinCo shall take such actions (if any) as are required to cause SpinCo or a SpinCo Group Member to assume, all employment agreements, individual supplemental benefit agreements and other individual agreements entered into between a SpinCo Participant and the Company or any of its Subsidiaries. In addition, nothing in the Separation Agreement or this Agreement shall be construed to change the at-will status of any Company or SpinCo employee.

2.9 Retention. SpinCo shall be responsible for the payment of any retention bonus to any RemainCo Services Provider under any retention agreement between the Company and any such RemainCo Services Provider as described on Section 5.1 of the Company Disclosure Letter to the Merger Agreement who remained employed with the Company through immediately prior to the Time of Distribution.

ARTICLE III

DEFERRED COMPENSATION PLANS

3.1 Company Defined Contribution Plan. Effective no later than immediately prior to the Time of Distribution, the Company and SpinCo shall take such actions (if any) as are required to cause SpinCo or a SpinCo Group Member to assume sponsorship of the Company Defined Contribution Plan and for the Company to transfer and assign sponsorship of, and all assets and Liabilities with respect to, the Company Defined Contribution Plan to SpinCo or a SpinCo Group Member; provided that, if the Company Defined Contribution Plan is amended to provide for a matching contribution on behalf of RemainCo Service Providers who incur a Severance from Employment, as defined in the Company Defined Contribution Plan, prior to December 31, 2021, the Company shall retain Liabilities to fund such matching contributions for such RemainCo Service Providers. If, and to the extent, investments under such Plan are comprised of Company Common Stock, SpinCo shall determine the extent to which and when Company Common Stock shall cease to be an investment alternative thereunder. The Company, Parent, SpinCo, and any other Parties will take all actions necessary to provide for the rollover of any eligible RemainCo Service Provider employee accounts and employee loans into a defined contribution plan sponsored by Parent or its subsidiaries for the benefit of such RemainCo Service Providers who otherwise meet the eligibility criteria of such plan.

3.2 Company Retirement Plans. Effective no later than immediately prior to the Time of Distribution, the Company and SpinCo shall take such actions (if any) as are required to cause SpinCo or a SpinCo Group Member to assume sponsorship of the Company Retirement Plans, and for the Company to transfer and assign sponsorship of, the Company Retirement Plans to SpinCo or a SpinCo Group Member, except with respect to Company Retirement Plan assets and liabilities attributable to the accrued benefits of union participants who are RemainCo Service Providers and Former RemainCo Service Providers (the “RemainCo Union Participants”) that, around the Time of Distribution, may be spun out to a pension plan sponsored by the Company for the benefit of such RemainCo Union Participants. Such spinoff will be subject to reasonable actuarial assumptions as agreed to by the Parties and in compliance with applicable Law. The Company and SpinCo or a SpinCo Group Member, as applicable, shall file all required notices with the PBGC with respect to all actions taken pursuant to this Section 3.2.

3.3 Non-Qualified Deferred Compensation Plans. Except as provided in Section 5.2, effective no later than immediately prior to the Time of Distribution, the Company and SpinCo shall take such actions (if any) as are required to cause SpinCo or a SpinCo Group Member to assume sponsorship of, the Deferred Compensation Plans and for the Company to transfer and assign sponsorship of the Deferred Compensation Plans to SpinCo or a SpinCo Group Member For purposes of determining when a distribution is required from the SpinCo Plans described in this Section 3.3, SpinCo Service Providers who were participants in such plans will be treated as not having experienced a separation from service until such employees have separated from service from all SpinCo Group Members. RemainCo Service Providers who were participants in such plans will be considered to experience a separation from service for distribution purposes at the time of such transfer and assignment of the Deferred Compensation Plans to SpinCo or a SpinCo Group Member. For the avoidance of doubt, RemainCo will reimburse SpinCo for any Liabilities incurred by SpinCo for the provision of benefits to RemainCo Service Providers under this Section 3.3 in accordance with Section 2.4.

3.4 Multiemployer Pension Plan. As Parent and/or RemainCo shall remain the “Employer” for purposes of any CBA that SpinCo does not assume pursuant to Section 2.7, Parent and RemainCo shall be responsible for making all required payments, or causing the RemainCo Group Member to make all such required payments, to all multiemployer pension plans, including but not limited to the AFTRA Retirement Plan, in which a RemainCo Service Provider participates, from and after the Closing, and for paying any withdrawal liability that may arise in the future with respect to any such multiple employer plans. Parent and RemainCo shall indemnify and hold harmless SpinCo from and against any liabilities which may be incurred or suffered (i) under the CBAs arising out of, or relating to, any material violations Parent and/or RemainCo incurred on or after the Closing, (ii) as a result of any withdrawal liability from any such multiple employer plan on or after the consummation of the Transaction.

ARTICLE IV

HEALTH AND WELFARE PLANS

4.1 Cessation of Participation in Company Health and Welfare Plans. Prior to the Time of Distribution, SpinCo shall assume and the Company shall assign to SpinCo the Company Health and Welfare Plans. The transfer of employment from the Company to SpinCo or a SpinCo Group Member prior to or as of the Time of Distribution shall not be treated as a “status change” with respect to any SpinCo Participant under the Company Health and Welfare Plans. SpinCo will assume full responsibility for all retiree health and welfare benefits and associated Liabilities, including any benefits covering former RemainCo Service Providers, subject to reimbursement by the Company as set forth herein and in the Transition Services Agreement.

4.2 Allocation of Health and Welfare Plan Liabilities. All outstanding Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of SpinCo Participants or Former SpinCo Service Providers or their covered dependents under the Company Health and Welfare Plans or the SpinCo Health and Welfare Plans on, before or after the Time of Distribution shall be assumed or retained, as applicable, by SpinCo upon the Time of Distribution. All outstanding Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of RemainCo Participants or Former RemainCo Service Providers or their covered dependents under the Company Health and Welfare Plans or the RemainCo Health and Welfare Plans, on, before or after the Time of Distribution, including claims liabilities under a union-sponsored Health and Welfare Plan shall be assumed or retained, as applicable, by RemainCo upon the Time of Distribution. For the avoidance of doubt, RemainCo will reimburse SpinCo for any such Liabilities incurred by SpinCo in accordance with Section 2.4.

4.3 Flexible Spending Plan Treatment. Effective no later than immediately prior to the Time of Distribution, the Company and SpinCo shall take such actions (if any) as are required to cause SpinCo or a SpinCo Group Member to assume sponsorship of, and all assets and Liabilities with respect to, dependent care and medical care flexible spending accounts (the “Company FSAs”) and for the Company to transfer and assign sponsorship of, and all assets and Liabilities with respect to, Company FSAs to SpinCo or a SpinCo Group Member. The transfer of employment from the Company to SpinCo or a SpinCo Group Member prior to or as of the Time of Distribution shall not be treated as a “status change” with respect to any SpinCo Participant under the Company Health and Welfare Plans.

4.4 Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by SpinCo Participants that result from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, on or before the Time of Distribution and while such individual was employed by the Company or its Subsidiaries or by SpinCo or any SpinCo Group Member shall be assumed or retained, as applicable, by SpinCo or a SpinCo Group Member as of the Time of Distribution. SpinCo and each SpinCo Group Member shall also be solely responsible for all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim incurred for a compensable injury sustained by a SpinCo Participant that results from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, after the Time of Distribution. The Company, each RemainCo Group Member, SpinCo and each SpinCo Group Member shall cooperate with respect to any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

4.5 Payroll Taxes and Reporting. The Company and SpinCo (i) shall, to the extent practicable, treat SpinCo (or a SpinCo Group Member designated by SpinCo) as a “successor employer” and the Company (or the appropriate RemainCo Group Member) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to SpinCo Service Providers for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) hereby agree to use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53. Except as otherwise provided in the Merger Agreement, SpinCo and each SpinCo Group Member shall bear its responsibility for payroll tax obligations with regard to SpinCo Service Providers and for the proper reporting to the appropriate governmental authorities of compensation earned after the Time of Distribution by SpinCo Service Providers.

4.6 COBRA and HIPAA Compliance. As of the Time of Distribution, SpinCo shall assume and be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Company Health and Welfare Plans and the SpinCo Health and Welfare Plans with respect to SpinCo Participants who incur a COBRA qualifying event or loss of coverage under the Company Health and Welfare Plans or the SpinCo Health and Welfare Plans at any time on or before the Time of Distribution. SpinCo shall also be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the SpinCo Health and Welfare Plans with respect to SpinCo Participants who incur a COBRA qualifying event or loss of coverage under the SpinCo Health and Welfare Plans at any time after the Time of Distribution.

4.7 Vacation and Paid Time Off. As of the Time of Distribution, the applicable SpinCo Group Member shall credit each SpinCo Service Provider with the unused vacation days and other paid time off days (including any personal and sickness days) that such individual has accrued prior to the Time of Distribution in accordance with the vacation, paid time off and personnel policies applicable to such employee immediately prior to the Time of Distribution.

4.8 Cooperation. The Parties shall cooperate in the exchange of information in order to allow Parent and/or RemainCo to onboard the RemainCo Employees on Parent health and welfare benefit plans, including access to RemainCo Employees. The Company, SpinCo and its Subsidiaries, and any SpinCo Entities, further agree to cooperate with the transition of any RemainCo Service Providers or benefit plan matters with respect to the RemainCo Service Providers, including with respect to a potential conversion of the FSAs for applicable RemainCo Service Providers.

ARTICLE V

INCENTIVE COMPENSATION, EQUITY COMPENSATION AND OTHER BENEFITS

5.1 Cash-Based Incentive Awards. SpinCo shall pay each SpinCo Service Provider who is participating in cash incentive programs of the Company, including the Annual Management Incentive Plan and Cash LTIP, such SpinCo Service Provider’s payments under any such plan, based on actual performance under each such plan in the ordinary course and subject to applicable plan award terms, as may be adjusted by SpinCo to reflect the Time of Distribution or otherwise.

5.2 Awards under Company Equity Plans. The Company and SpinCo and each of their successors shall use their commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Company Option, each Company Restricted Stock Unit and each Company Share-Based Award outstanding immediately prior to the Time of Distribution shall be adjusted as set forth in this Section 5.2. All share rounding described below shall be done on an aggregated award by award basis.

(a) Options.

(i) Conversion. Each Company Option which is outstanding immediately prior to the Time of Distribution will be converted upon the Time of Distribution into two separate options, an adjusted Company Option (each, an “Adjusted Company Option”) and a SpinCo Option, as set forth below.

(1) Number of Shares Subject to Options. The number of shares of Company Common Stock subject to each of the Adjusted Company Options will be equal to the number of shares of Company Common Stock subject to the Company Option immediately prior to the Time of Distribution. The number of shares of SpinCo Common Stock subject to the SpinCo Option will be equal to the number of shares of Company Common Stock subject to the Company Option immediately prior to the Time of Distribution.

(2) Exercise Price. The per share exercise price of the Adjusted Company Option shall be equal to the product of (A) the per share exercise price of the Company Option immediately prior to the Time of Distribution multiplied by (B) a fraction, the numerator of which shall be the Opening Company Stock Price and the denominator of which shall be the Closing Company Stock Price, which product shall be rounded up to the nearest whole cent. The per share exercise price of the SpinCo Option (the “Adjusted Exercise Price”) shall be equal to the product of (x) the per share exercise price of the Company Option immediately prior to the Time of Distribution multiplied by (y) a fraction, the numerator of which shall be the Opening SpinCo Stock Price (as defined below) and the denominator of which shall be the Closing Company Stock Price, which product shall be rounded up to the nearest whole cent. The “Opening Company Stock Price” shall mean the Closing Company Stock Price less the Opening SpinCo Stock Price. The “Opening SpinCo Stock Price” shall mean the per share closing “when-issued” trading price of SpinCo Common Stock on the last trading day immediately preceding the Time of Distribution. The “Closing Company Stock Price” shall be the per share closing trading price of Company Common Stock trading on the “regular way” basis on the last trading day immediately prior to the Time of Distribution.

(ii) Option Terms.

(1) Subject to the terms of the Company Equity Plans, each Adjusted Company Option shall be treated in accordance with the applicable provisions of the Merger Agreement.

(2) Each unvested SpinCo Option issued pursuant to this Section 5.2(a) and held by a RemainCo Participant, shall automatically and without any action on the part of the holder thereof be cancelled and shall only entitle the holder of such SpinCo Option to receive a cash payment from SpinCo equal to the excess, if any, of (A) the Opening SpinCo Stock Price over (B) the Adjusted Exercise Price. Each vested SpinCo Option issued pursuant to this Section 5.2(a) shall be subject to the same terms and conditions as set forth in the related Company Stock Option award before the Time of Distribution.

(b) Restricted Stock Units.

(i) Restricted Stock Units. Upon the Time of Distribution, holders of Company Restricted Stock Unit awards will receive SpinCo Restricted Stock Unit awards with respect to a number of shares of SpinCo Common Stock equal to the number of shares of Company Common Stock subject to the corresponding Company Restricted Stock Unit awards immediately prior to the Time of Distribution.

(ii) Restricted Stock Unit Award Terms. Subject to the terms of the Company Equity Plans, each Company Restricted Stock Unit outstanding immediately following the Time of Distribution (each, an “Adjusted Company RSU”) shall be treated in accordance with the Merger Agreement. Each SpinCo Restricted Stock Unit issued pursuant to this Section 5.2(b) shall be subject to the same terms and conditions as set forth in the related Company Restricted Stock Unit award before the Time of Distribution, provided however, each unvested SpinCo Restricted Stock Unit held by a RemainCo Participant, shall automatically and without any action on the part of the holder thereof be cancelled and shall only entitle the holder of such SpinCo Restricted Stock Unit to receive a cash payment from SpinCo equal to the Opening SpinCo Stock Price.

(c) Share-Based Awards.

(i) Share-Based Awards. Upon the Time of Distribution, holders of Company Share-Based Awards will receive SpinCo Share-Based Awards with respect to a number of shares of SpinCo Common Stock equal to the number of shares of Company Common Stock subject to the corresponding Company Share-Based Awards immediately prior to the Time of Distribution. Notwithstanding the foregoing, in lieu of providing SpinCo Share-Based Awards, the Company may otherwise equitably adjust the Company-Share Based Awards in accordance with the applicable Company Plan, which may include a cash payment or increase to the number of Company-Share Based Awards.

(ii) Share-Based Award Terms. Subject to the terms of the Company Equity Plans, each Company Share-Based Award outstanding immediately following the Time of Distribution (each, an “Adjusted Company Share-Based Award”) shall be treated in accordance with the Merger Agreement. Each Spin-Co Share-Based Award issued pursuant to this Section 5.2(c) shall be subject to the same terms and conditions as set forth in the related Company Share-Based Award before the Time of Distribution.

5.3 Employee Stock Purchase Plan. Prior to the Time of Distribution, the Board of Directors of the Company and/or an appropriate committee thereof, shall adopt such resolutions providing for, and take all other actions necessary to accelerate and settle any accrued balances and matching contributions due pursuant to the terms of the Meredith Corporation Employee Stock Purchase Plan (the “Company ESPP”). For the avoidance of doubt, any shares of Company Stock issued to participants under the Company ESPP shall be treated in accordance with the terms of Section 3.4 of the Separation Agreement and Section 2.6 of the Merger Agreement.

5.4 No Effect on Subsequent Awards. The provisions of this Article 5 shall have no effect on the terms and conditions of equity and equity-based awards granted following the Time of Distribution by the Company or SpinCo.

5.5 Company Actions. Prior to the transfer of employment described in Section 2.1, the Board of Directors of the Company and/or an appropriate committee thereof (including the “Committee” as defined under 2004 Plan or the 2014 Plan) shall adopt such resolutions providing for, and take all other actions necessary to effectuate, the treatment of the Adjusted Company Awards pursuant to Section 2.5 of the Merger Agreement.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

6.1 Sharing of Participant Information. To the maximum extent permitted under applicable Law, the Company and SpinCo shall share, and shall cause each member of its respective Group to share, with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of each of the Company Plans and the SpinCo Plans. The Company and SpinCo and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Time of Distribution, all participant information shall be provided in the manner and medium applicable to participating companies in the Company Plans generally, and thereafter until the time at which the Parties subsequently determine, all participant information shall be provided in a manner and medium that are compatible with the data processing systems of the Company as in effect as of the Time of Distribution, unless otherwise agreed to by the Company and SpinCo.

6.2 Non-Termination of Employment; No Third Party Beneficiaries. No provision of this Agreement or the Separation Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee or other service provider of the Company, SpinCo, or a SpinCo Group Member under any Company Plan or SpinCo Plan or otherwise; provided, however, in the event that such transfer of employment or service of any SpinCo Service Provider results in any compensation or benefit (including severance, vacation or other paid time off payment, or other separation payment), SpinCo or a SpinCo Group Member will be solely responsible for all such Liabilities. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude SpinCo or any SpinCo Group Member, at any time after the Time of Distribution, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SpinCo Plan, any benefit under any SpinCo Plan or any trust, insurance policy or funding vehicle related to any SpinCo Plan.

6.3 Audit Rights with Respect to Information Provided. Each of the Company and SpinCo, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information provided to it by the other Party. The Parties shall cooperate to determine the procedures and guidelines for conducting audits under this Section 6.3, which shall require reasonable advance notice by the auditing Party. The auditing Party shall have the right to make copies of any records at its expense, subject to applicable Law.

6.4 Fiduciary Matters. The Company and SpinCo each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

6.5 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or Governmental Authority) and such consent is withheld, the Company and SpinCo shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Company and SpinCo shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

ARTICLE VII

GOVERNING LAW; INCORPORATION OF SEPARATION AGREEMENT PROVISIONS

7.1 Governing Law. This Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

7.2 Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, without limiting the indemnification provisions of the Separation Agreement, such provisions shall apply to indemnification obligations described herein as if fully set forth herein mutatis mutandis (references in this sentence of Section 7.2 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Section 5.2 (General Indemnification by SpinCo); Section 5.3 (General Indemnification by the Company); Section 5.4 (Indemnification Obligations Net of Insurance Proceeds and Other Amounts); Section 5.5 (Procedures for Indemnification of Third-Party Claims); Section 5.6 (Additional Matters); Section 5.7 (Remedies Cumulative; Limitations of Liabilities); Section 5.8 (Survival of Indemnities).

ARTICLE VIII

MISCELLANEOUS

8.1 Complete Agreement; Construction. This Agreement, together with the Separation Agreement, the Tax Matters Agreement, the Transition Services Agreement and the Merger Agreement (including the Schedules and Exhibits hereto and thereto), constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between on behalf of the Parties with respect to such subject matter.

8.2 Survival of Agreements. Except as otherwise contemplated by this Agreement, any covenants and agreements of the Parties contained in this Agreement shall survive the Time of Distribution and remain in full force and effect in accordance with their applicable terms.

8.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.3):

If to Parent, to:

Gray Television, Inc.

Attention: Legal Department

445 Dexter Avenue, Suite 7000

Montgomery, Alabama 36104

Email:

with a copy to (which shall not constitute notice):

Eversheds Sutherland (US) LLP

700 Sixth St. NW, Suite 700

Washington, DC 20001

Attention: William Dudzinsky

Email:

If to SpinCo, to:

Meredith Holdings Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Attention: John S. Zieser

Email:

with a copy to (which shall not constitute notice):

Cooley LLP

1299 Pennsylvania Ave., NW

Suite 700

Washington, DC 20004

Attention: Kevin Mills and Aaron Binstock

Email:

if to the Company or a member of the RemainCo Group, to:

Gray Television, Inc.

Attention: Legal Department

445 Dexter Avenue, Suite 7000

Montgomery, Alabama 36104

Email:

with a copy to (which shall not constitute notice):

Eversheds Sutherland (US) LLP

700 Sixth St. NW, Suite 700

Washington, DC 20001

Attention: William Dudzinsky

Email:

8.4 Termination. This Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement; provided that, notwithstanding any provision to the contrary, if the Merger Agreement has been terminated in accordance with its terms, this Agreement may be terminated at any time prior to the Time of Distribution by and in the sole discretion of the Company without the prior approval of any Person, including SpinCo or Parent. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement. After the Time of Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

8.6 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, except that SpinCo may assign (i) any or all of its rights and obligations under this Agreement to any of its Affiliates and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of SpinCo; provided, however, that, in each case, no such assignment shall release SpinCo from any liability or obligation under this Agreement. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, (A) is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (B) shall confer any right to employment or continued employment for any period or terms of employment, (C) be interpreted to prevent or restrict the Parties from modifying or terminating any Company Plan or SpinCo Plan or the employment or terms of employment of any SpinCo Service Provider, or (D) shall establish, modify or amend any Company Plan or SpinCo Plan covering a Company participant, SpinCo Participant, any collective bargaining agreements, national collective bargaining agreements, or the terms and conditions of employment applicable to a SpinCo Service Provider.

8.7 Specific Performance. Subject to the provisions of Article VII of this Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party which is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

8.8 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving; provided that, unless the Merger Agreement has been terminated in accordance with its terms, no Party may waive any provision of this Agreement without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

8.9 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context re-quires, (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (iv) references to “$” shall mean U.S. dollars, (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (vi) the word “or” shall not be exclusive, (vii) references to “written” or “in writing” include in electronic form, (viii) provisions shall apply, when appropriate, to successive events and transactions, (ix) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (x) the Company and SpinCo have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (xi) a reference to any Person includes such Person’s successors and permitted assigns.

8.10 Counterparts. This Agreement may be executed in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

MEREDITH CORPORATION

By	/s/ Jason Frierott
Name:	Jason Frierott
Title:	Chief Financial Officer

MEREDITH HOLDINGS CORPORATION

By	/s/ Jason Frierott
Name:	Jason Frierott
Title:	Vice President, Secretary and Treasurer

[Signature Page to Employee Matters Agreement]

GRAY TELEVISION, INC.

By	/s/ Hilton H. Howell, Jr.
Name:	Hilton H. Howell, Jr.
Title:	Executive Chairman and Chief Executive Officer

[Signature Page to Employee Matters Agreement]